Exhibit 99.1

For Release 6 a.m. PDT

August 11, 2003

NetIQ Appoints David J. Barram as Lead Independent Director and

Maureen F. McNichols as Director

SAN JOSE, Calif. — August 11, 2003 — NetIQ Corp. (Nasdaq: NTIQ), a leading provider of Systems & Security Management and Web Analytics solutions, today announced that it has appointed David (Dave) J. Barram as lead independent director and Professor Maureen F. McNichols as director of the company’s Board. NetIQ also announced that Douglas (Doug) J. Erwin, a director and former CEO of PentaSafe Security Technologies, Inc., and general manager, Security and Administration Business Unit at NetIQ, subsequent to the acquisition of PentaSafe by NetIQ in December 2002, will resign from NetIQ’s board effective immediately.

“Dave has been an important asset to NetIQ since joining our Board almost a year ago after his tenure as Administrator of the U.S. General Services Administration (GSA). As lead director, we will continue to rely on his rich experience to help guide our progress,” said Charles M. Boesenberg, chief executive officer and chairman of NetIQ. “I would also like to thank Doug for his contributions and service as a Board member.”

McNichols has been a professor of accounting at Stanford University since 1984, and is currently the Marriner S. Eccles Professor of Public and Private Management at the Stanford Graduate School of Business. She is a leading researcher on corporate financial disclosures and reporting. McNichols heads the Stanford Business School Corporate Governance Program, and is a faculty member for the Directors’ Consortium operated by Stanford Law School, University of Chicago Business School and the Wharton School of Business. She is a certified public accountant and holds a doctorate in accounting from the University of California at Los Angeles.

“We’re extremely pleased that Maureen has joined NetIQ’s Board of Directors,” said Barram. “With her extensive expertise in financial reporting and corporate governance, Maureen brings valuable perspective to our Board.”

“I am proud to join NetIQ’s board,” said McNichols. “NetIQ is a company committed to continuing its track record of responsible corporate governance. I look forward to working with the rest of the Board members in addressing key financial reporting and policy issues.”

About NetIQ

Founded in 1995, NetIQ Corp. (Nasdaq: NTIQ) is a leading provider of Systems & Security Management and Web Analytics solutions. Historically focused on the Windows management market, NetIQ now delivers cross-platform solutions that enhance business performance resulting in higher returns on infrastructure and Web investments. NetIQ products are sold across all continents directly and through a network of authorized NetIQ partners and resellers. The company is headquartered in San Jose, Calif., with development and operational personnel in Houston, Texas; Raleigh, N.C.; Bellevue, Wash.; Auckland, New Zealand and Portland, Ore. For more information, please visit NetIQ’s Web site at http://www.netiq.com or call (888) 323-6768.

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NetIQ is a trademark or registered trademark of NetIQ Corporation in the United States and other countries. All other trademarks mentioned are the property of their respective owners.

Contacts:

Liza Goldberg, Corporate Communications, (408) 856-3073, liza.goldberg@netiq.com

Greg Klaben, Investor Relations, (408) 856-1894, greg.klaben@netiq.com